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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


     This Employment Agreement is made this 1st day of July, 1996, by and between DONLAR CORPORATION, an Illinois corporation (the "Company"), having a principal place of business at Moffett Campus, 6502 South Archer Avenue, Bedford Park, Illinois 60501, and BERNARDO N. RICO (RICO or the "Employee"). In consideration of the compensation agreed to and the mutual covenants and agreements set forth herein, the parties agree as follows:

     EMPLOYMENT; DURATION

     1.01 The Company agrees to employ Rico as Executive Vice-President of the Company, and Rico agrees to be so employed for a period of five (5) years beginning on the 1st day of July, 1996, provided, however, that the Employee shall have the option to renew this Agreement for an additional two (2) years, if this Agreement has not earlier terminated, by giving notice of renewal not more than ninety (90) days and not less than sixty (60) days prior to the termination of the five (5) year employment period.

     DUTIES

     2.01 The duties of the Employee shall be those of an executive vice-president and officer involved in all the tasks involved in managing the business of the Company. Rico shall be given all executive powers and authority that are reasonably required to enable him to efficiently perform his duties. Rico shall also perform such reasonable duties as shall be determined from time to time by the Chief Executive Officer and by the Company's Board of Directors.

     2.02 The Employee shall devote his entire productive time, ability and attention to the business of the Company during the term of this Agreement. The Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Company.

     COMPENSATION

     3.01 Base salary. As compensation for his full-time employment under this Agreement, RICO shall be paid a base salary of ONE HUNDRED SEVENTY-FIVE
THOUSAND DOLLARS ($175,000.00) per year, payable semi-monthly.  The
Compensation Committee of the Board of Directors of the Company shall review Employee's performance periodically and in its sole discretion may award increases in base salary from time to time.

     3.02 Incentive Bonus-Cash. The Compensation Committee of the Company's Board of Directors in its sole discretion from time to time may adopt cash bonus programs and may grant cash bonuses to Employee in any amount such Compensation Committee in its sole


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discretion deems appropriate in recognition of full or partial attainment of goals established under such programs.

     3.03 Incentive Bonus - Stock option. In addition to the base salary and the discretionary cash incentive bonuses set forth above, RICO shall also be eligible to receive as compensation for his continued employment options to purchase common shares of the Company as an incentive bonus. Any stock option bonus shall be calculated and be a function of the Employee's level of performance in realizing certain business goals established by the Compensation Committee of the Board of Directors from year to year. These annual stock option incentive bonuses shall be earned by the degree of goal achievement obtained by the Employee and the Company in the areas of Company business specified by the Compensation Committee.

     DISABILITY

     4.01 The Company shall pay to the Employee full compensation during any period or periods of disability not exceeding two (2) years in aggregate duration.

     INSURANCE BENEFITS

     5.01 The Company agrees to include the Employee in the hospital, surgical and medical benefit plan adopted by the Company from time to time. In addition, the Company will provide the Employee with term life insurance coverage in the face amount of $500,000.00 throughout the employment term.

     REIMBURSEMENT OF EMPLOYEE EXPENSES

     6.01 The Employee is authorized to incur reasonable business expenses for promoting the business of the Company, including expenditures for entertainment, food and travel. The Company will reimburse the Employee from time to time for all business expenses provided the Employee presents to the Company (a) receipts for the expenditure; (b) the time, place and designation of the type of entertainment, travel or other expense; (c) the business reason for the expenditure and the nature of the business benefit derived; and (d) such other information or evidence as the Company may reasonably require.

     PROPRIETARY RIGHTS

     7.01 Disclosure. The Employee shall disclose promptly to the Board of Directors of the Company any and all inventions, trade secrets, discoveries and improvements, whether patentable or unpatentable, conceived or made by the Employee during the period of employment and related to the present or future business or activities of the Company, and hereby assigns and agrees to assign all his interest therein to the Company. Whenever requested to do so by the Company, the Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and



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obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest in such inventions, discoveries or improvements. It is understood that the provisions of paragraph 1 of this Agreement do not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Employee's own time, unless (a) the invention relates to (i) the business of the Company, or (ii) the Company's actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by the Employee for the Company.

     7.02 Confidentiality. During his employment with the Company or at any time thereafter, the Employee will neither disclose to others nor use for his own benefit or for the benefit of others any confidential proprietary information, including trade secrets, know-how or other secret data, of any technical, commercial or other nature which pertains to any of the present or future business of the Company or of any of its subsidiaries or affiliates, and which is acquired by the Employee during the period of his employment with the Company, except to the extent that such disclosure or use is necessary in the ordinary course of the Employee's performance of his duties as an employee of the Company.

     7.03 Return of Materials. Upon termination of the Employee's employment with the Company, the Employee shall deliver to the Company all drawings, blueprints, manuals, letters, reports, notes, memoranda, notebooks, records, and any other documents and reproductions thereof kept by the Employee or in the possession of the Employee whether or not prepared by the Employee, which have been used in or pertain to any activities of the Company, including but not limited to the work done by the Employee during the course of his employment, and which are concerned with confidential proprietary information, including devices, machines, products, processes, methods, compositions, formulas, customer lists, business techniques and methods, and purchasing and sales information and operations of the Company.

     7.04 Restrictions. If the Company has trade secrets or other confidential data of any third party under an agreement including restrictions on disclosure, which restrictions are known to the Employee, the Employee shall not, without the written consent of such third party and the Company, at any time infringe such restrictions.

     7.05 Prior Skills and Knowledge. It is understood that the provisions of paragraphs 7.01 through 7.04 of this Agreement do not, in any way, restrict the Employee from using either the skills and knowledge which the Employee brought with him to the Company, or the general knowledge publicly known in the Company's industry or related industries, which the Employee acquires during his employment with the Company.

     NON-COMPETITION

     8.01 During his employment with the Company and for a period of two (2) years thereafter, the Employee shall not become employed by or act on behalf of any other person,

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corporation or firm which is engaged in any business or activity similar to or competitive with that of the Company, unless such employment or activity has been approved in advance in writing by the Chairman of the Board of the Company.

     8.02 During his employment with the Company and for a period of two (2) years thereafter, the Employee shall not acquire or retain, either directly or indirectly, any conflicting interest in or in connection with any person, corporation or firm with which the Company does business, or any person, corporation or firm which seeks to do business with the Company, or any person, corporation or firm with which the Company competes, unless prior written authorization therefor is given by the Chairman of the Board of the Company. For purpose of this paragraph, "conflicting interest" shall mean:

     (a)   any financial interest in a person, corporation or firm;

     (b) any interest had, directly or indirectly, in any contract or other business transaction to which the Company is a party, which may result in monetary value to the Employee or, to the extent known by the Employee, to any member of his family; or

     (c) performing work or rendering services for, or serving as a director or officer of or consultant to, or permitting the Employee's name to be used in any fashion that would tend to indicate a business connection with, any person, corporation or firm, outside the normal course of the Employee's employment with the Company.

     The Employee shall notify the Company in writing within three (3) days of his acquisition of any conflicting interest.

     SEVERANCE BENEFITS

     9.01 Termination Following A Change of Control. If the Employee's employment terminates at any time within 12 months after a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:

           (a) Voluntary Resignation; Termination For Cause. If the Employee's employment terminates by reason of the Employee's voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the time of such termination.

           (b) Involuntary Termination. If the Employee's employment is terminated as a result of Involuntary Termination other than for Cause, then the Employee shall be entitled to receive severance pay in an amount equal to the Employee's Base Compensation for the twenty-four-calendar month period immediately preceding the Termination Date. Any

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severance payments to which the Employee is entitled pursuant to this section shall be paid in a lump sum within thirty (30) days of the Termination Date.

           (c) Disability; Death. If the Company terminates the Employee's employment as a result of the Employee's Disability, or Employee's employment is terminated due to the death of the Employee, then such termination shall be treated as if it were an voluntary resignation and severance and other benefits, if any, shall be provided in accordance with paragraph (a) above.

     9.02 Termination Apart from Change of Control. In the event the Employee's employment is terminated for any reason either prior to the occurrence of a Change of Control or after the 12-month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefit plans and policies at the time of such termination.

     9.03 Options. Upon a Change of Control the unvested portion of any stock option held by the Employee under the Plan shall automatically be accelerated and the Employee or the Employee's representative, as the case may be, shall have the right to exercise all or any portion of such stock option, in addition to any portion of the option exercisable prior to the Change of Control.

     9.04 Definitions. The following terms referred to in this Section 10 shall have the following meanings:

           (a) Change of Control. "Change of Control" shall mean that the six members of the Company's Board of Directors as of the date of this Agreement cease for any reason to constitute a majority of the Company's Board of Directors; provided, however, that if a Director dies or voluntarily resigns or retires from the Board of Directors and a successor director is chosen by the Board of Directors, the successor so chosen shall be deemed for purposes of this Section 9.04(a) to have been a director on the date of this Agreement.

           (b) Involuntary Termination.  "Involuntary Termination" shall mean
(i) without the Employee's express written consent, the assignment to the Employee of any duties or the reduction of the Employee's duties, either of which results in a significant diminution in the Employee's position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities; (ii) without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the Base Compensation of the Employee as in effect immediately prior to such reduction, other than a bonus reduction resulting from application of a bonus formula or plan on a basis that is consistent with prior practice; (iv) a material

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reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than 25 miles from the Employee's then present location, without the Employee's express written consent; (vi) any purported termination of the Employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in
Section 12.0 below; or (viii) any purported termination of the Employee's employment by the Company which is not effected pursuant to a notice of termination satisfying the requirements of Section 11.01 below, and for purposes of this Agreement, no such purported termination shall be effective unless it complies with Section 10.02 below.

           (c) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee;
(ii) the conviction of a felony; (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company; and (iv) continued violations by the Employee of the Employee's obligations under
Section 2 of this Agreement which are demonstrably willful and deliberate on the Employee's part after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his duties.

           (d) Disability. "Disability" shall mean that the Employee has been unable to perform the essential functions of his job under this Agreement after reasonable accommodations as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of the essential functions of his job hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

           (e) Termination Date. "Termination Date" shall mean (i) if this Agreement is terminated by the Company for Disability, 30 days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee's duties on a full-time basis during such 30-day period), (ii) if the Employee's employment is terminated by the Company for any other reason, the date on which a notice of termination is given, provided that if within 30 days after the Company gives the Employee notice of termination, the Employee notifies the Company that a dispute exists concerning the termination, the Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by final



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judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), or
(iii) if the Agreement is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Company.

     NOTICES

     10.01 All notices, offers and acceptances hereunder shall be in writing and shall be deemed to be communicated when delivered in person or deposited in the United States mail, postage prepaid, by certified or registered mail, addressed to the party concerned at the address appearing in the stock records of the Company or at such other or additional place as such party may designate by notice given in accordance with the provisions hereof to the other party hereto.

     10.02 Notice of Termination. Any termination by the Company for Disability or Cause, or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 10. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provisions so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

     11.0 Assignment. Neither this Agreement nor any rights or obligations of any party hereunder shall be assignable without the prior written consent of the other party hereto, except that the Company may assign this Agreement upon the transfer of substantially all its assets to an affiliated company.

     12.0 Benefit. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, personal representatives, successors and assigns.

     13.0 Invalid or Unenforceable Provisions. The invalidity or unenforceability of any particular provision or provisions of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or provisions were omitted.

     14.0 Limitation on Payments. In the event any payments or benefits payable to the Employee under this Agreement or otherwise are determined by the Company to constitute "parachute payments" within the meaning of Section 280G(b)(2)(A) of the Code, then the Company shall reduce the total payments and benefits payable under this Agreement until the Company determines that the total of all "parachute payments" (as defined in Section 280G(b)(2)(A) of the Code but without regard to clause (ii) thereof) payable to the Employee are no more than 2.99 times the Employee's "base amount" (as defined in Section


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280G(b)(3) of the Code).  The determination as to whether a payment constitutes a "parachute payment" and the computation of the 2.99 limitation shall be purely within the discretion of the Company and shall be conclusive and binding on the Company and the Employee; provided, however, that the Employee may specify by written notice which payments or benefits under this Agreement shall be reduced so as to meet the requirements of this Section 14.0.

     15.0 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Illinois.

     IN WITNESS WHEREOF, the parties have affixed their signatures the day and year first above written.


BERNARDO N. RICO                        DONLAR CORPORATION


BERNARDO N. RICO                        By: /s/
----------------------                      ----------------------
Employee                                    Employer




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